Exhibit 10.3

LEASE AGREEMENT

      This agreement entered into as of the 12th of July, 2001, between RON HENRY ASSOCIATES, of 5435 Claybourne Street, Suite 606, Pittsburgh, PA 15232, (“Lessor”) and Alliance Bank (“Lessee”).

WITNESSETH

      WHEREAS, parties hereto have agreed that Lessee shall lease from the Lessor the property described herein, subject to such terms and conditions as are described herein.

      NOW, THEREFORE, intending to be legally bound hereby, the parties agree for themselves, their successors, heirs, and assigns, as follows:

      Subject to the terms and conditions noted herein, Lessor and Lessee have agreed that Lessee shall lease that property described as follows: one mobile temporary bank facility more particularly identified and equipped as described in Appendix A, attached hereto and made a part hereof by reference. The property described in Appendix A shall be referred to collectively herein as the “Facility.” Total payment due Lessor from Lessee hereunder over the term of this Lease shall be in the amounts described in Appendix A, the first payment being due upon delivery of the Facility, additional payments being due at the address of the Lessor noted herein on or before the 10th day of each month for that month, or fraction of that month. The term of the Lease shall begin on the day of delivery and extend for the period provided in Appendix A, inclusive. This lease may be renewed by Lessee at the monthly rate specified in Appendix A, if Lessee shall have given written notice to Lessor not less that 30 days prior to the expiration of the term of this Lease.

ARTICLE I

Site Preparation. Delivery, and Set Up

      1.1.     The Facility shall be located at, and delivered to, the location described in Appendix A.

      1.2.     Lessee shall bear responsibility for the selection and preparation of a prepared site. All building, zoning, and other permits and compliance with Federal, State, and local laws, statutes, ordinances, regulations, and other requirements relating to the location, placement, and Lessee’s occupancy of the Facility are the sole responsibility of Lessee, and shall be complied with at Lessee’s sole cost and expense.

      1.3.     Lessee shall do all things necessary at Lessee’s sole cost and expense to supply the Facility with all necessary utility services including (but not limited to) electric power, water, sewage, and security connections.

      1.4.     Lessor shall deliver the Facility and place it upon the site prepared by the Lessee with all mechanical equipment, including heating and air conditioning, to be operable within a reasonable time after delivery, 10 days. Lessor will, at its expense, make such repairs as may be necessary of any damage incurred while the Facility is in transit, prior to occupancy date.

      1.5.     Delivery and placement of the Facility upon the prepared site, including leveling only, shall be the responsibility of the Lessor, but Lessee shall pay Lessor the delivery/placement fee specified in Appendix A, not later than the date of delivery, which fee shall be exclusive of any other rents, fees, or charges to be paid to Lessor hereunder. (Lessor shall bear, at its expense, transit insurance coverage).

      1.6.     Lessee shall provide Lessor with names of persons authorized to act on Lessee’s behalf hereunder, inclusive of business and home telephone numbers, and shall advise Lessor of any changes on a timely basis.

ARTICLE II

Repairs

      2.1.     Lessee shall maintain the Facility during the term of the Lease and any renewals or extensions hereof, such responsibility to include the making of normal repairs. Lessor shall reimburse Lessee for necessary repair expenditures provided that such expenditures are, in the judgment of Lessor, both normal and reasonable in nature and amount, up to the aggregate of $500.00 for the term of this Lease, and provided that no single payment for repairs in excess of $250.00 intended to be submitted to Lessor for reimbursement may be made without the prior consent of Lessor. Lessor, upon being advised of a proposed repair, may at its sole option, make arrangements for such repair to be undertaken by its agents, employees, or contractors. Lessee shall hold Lessor harmless from the actions of Lessee’s employers, agents, or contractors. Lessee shall surrender and deliver the Facility to Lessor in good condition, excepting normal wear and tear, upon termination of the Lease.

      2.2.     Lessee may, during the term of the Lease, make minor interior structural changes that do not alter the fundamental character of the Facility such changes to be made at the sole expense of the Lessee. Lessee may, at its sole expense, install and remove fixtures which do not permanently alter or damage the office, paint the exterior or interior of the Facility, and install or remove signs. Lessee shall restore the Facility to its original condition upon termination of the Lease, and such changes, painting, and installation and removal of signs or fixtures shall not be reimbursable under any circumstances by Lessor.

      2.3.     Lessee has the option to purchase the Facility at the end of the two year lease term for $34,000 (thirty-four thousand dollars).

ARTICLE III

Relocation and Removal

      3.1.     The Facility shall not be removed from the site to which it was delivered by Lessor without prior notice to, and written approval of, Lessor. Any removal, transportation, or reinstallation of the Facility shall be upon a site conforming with the Lessor’s specifications. Any such relocation, reinstallation, or transportation shall be at the sole expense and risk of Lessee. Lessor may, at its option, make arrangements for removal, transportation, or reinstallation. The expense of such services to be billed and paid promptly by the Lessee. Upon termination of the Lease, Lessor shall remove the Facility from the site at no charge other than the removal charge specified in Appendix A.

ARTICLE IV

Insurance and Damages

      4.1.     Lessee shall, at all times during the term of this agreement, maintain insurance against loss as a result of fire, theft, windstorm, and other hazards on the Facility in such amounts and form, and under such terms as shall be acceptable to Lessor. Lessee shall also obtain public liability insurance in the amount of $100,000.00 which will afford indemnity to the Lessor as a result of any accrual of alleged liability arising from Lessee’s operation or occupancy of the Facility. Lessor shall be provided with a copy of the policy or policies in addition to certificates of insurance, and Lessor shall be named as an insured party with respect to all such coverage.

      4.2.     In the event the Facility shall be damaged during the term of this Lease by condemnation, exercise of the right of eminent domain within the perils covered by insurance, Lessor shall have the option to repair or replace the Facility within a period of 30 days after having been notified in writing of the extent of the damage. If the damage shall render said Facility untenantable, the monthly rental payments contemplated hereunder shall abate until such repairs or replacements shall have been completed, and the term of this agreement shall be extended for a time equal to such period of abatement. If, in connection with said damage, the foundation for the Facility shall have been damaged or destroyed, Lessee shall repair or rebuild said foundation to the Lessor’s specifications in a timely manner and at its expense. Lessor shall have no responsibility to make repairs which depend upon repair of the foundation if such foundation repairs are not completed by Lessee.

      4.3.     If Lessor determines that damage to the facility is greater than that which may be repaired within 90 days of the event causing said damage, this Lease shall be of no further force or effect as of the date of such determination, and Lessor shall remit to Lessee any amount paid to Lessor between the date of such determination and the date of the related damage.

      4.4.     Lessee shall have the sole responsibility to exercise reasonable care in the custody of its own property located in and around the Facility. Lessor shall not be responsible for any damage or loss suffered by Lessee as a result of the failure of Lessee to exercise such care.

ARTICLE V

Assignment

      5.1.     Lessee covenants that it will not assign or otherwise transfer its interest in this Lease Agreement, or its interests as Lessee in the Facility, and that it will not sublease the Facility unless such assignment, transfer, or sublease shall first have been approved in writing by Lessor.

ARTICLE VI

Severability

      6.1.     Should any provision of this Lease be declared invalid, illegal, or against public policy by any court of competent jurisdiction, the invalidity of such provision shall not affect the validity of other provision of this Lease, including with limitation responsibility of Lessee to pay rents hereunder.

ARTICLE VII

Taxes

      7.1.     In addition to rental payments, Lessee shall pay any personal property tax or other tax charge or assessment which may be levied upon the Facility, or levied as a result of any other act or omission on the part of the parties hereto arising from or in connection with this Agreement, by any governmental unit. Such taxes shall be paid directly by Lessee or, upon being billed by the Lessor, shall be payable by Lessee upon receipt of invoice.

ARTICLE VIII

Fitness for Use

      8.1.     Lessee specifically agrees (a) that Lessor shall not be responsible for the operation of any equipment included in or made part of the Facility (specifically including but not limited to, alarm systems), other than to cause repairs to be made or paid for under the provision of Article II hereof, and (b) that Lessor has made no representation to Lessee with respect to, and shall not be responsible for, the security of the Facility with respect to any criminal act. Lessor has made no representation to Lessee as to the Facility’s fitness for use other than an office, without regard to any unique security arrangements which may be applicable for a bank or financial institution.

      IN WITNESS WHEREOF, the parties hereto have executed agreement, or caused the same to be executed by their duly appointed and authorized officers, on the day and year above first written.

ATTEST:	RON HENRY ASSOCIATES, as Lessor

By:

(Assistant) Secretary	President

(Seal)

ATTEST:	ALLIANCE BANK, as Lessee

/s/ [SIG]	By: /s/ [SIG]

(Assistant) Secretary	Vice President

(Seal)

APPENDIX “A”

LESSOR: Ron Henry Associates	LESSEE: Alliance Bank

UNIT

UNIT #: UNPI - 24’ x 48’	SERIAL #: 2163

LENGTH: 48’	WIDTH: 24’	HEIGHT: 12’

INITIAL LEASE TERM: 24 months ($2,650.00 per month)

TOTAL PAYMENTS OVER INITIAL LEASE TERM:

TOTAL DUE:	$63,500.00

(includes $500.00 Key Deposit)

EXTENDED LEASE TERM:	$2,600.00, month to month as needed

FACILITY LOCATION:	Manassas Park, Virginia

DELIVERY DATE (ON OR ABOUT):	August 15th, 2001

DELIVERY/ PLACEMENT FEE:	Billed as incurred not exceed $5,000

REMOVAL FEE:	Billed as incurred not exceed $4,000

EQUIPMENT DESCRIPTION:

Three teller stations with undercounter steel, cash safe, night deposit,

customer convenience counter, ADA approved restroom,
officer’s platform, and electric heat and air conditioning

Optional: Sancor Self-Contained Toilet System - $1,950.00 (full lease term)

Extended use: $100.00 per month, as needed

PAYMENT SCHEDULE:

Reservation Deposit	$ 975.00

With signed Lease Agreement	*$7,950.00 (3 month rental)
Fifteen days after arrival	$7,950.00
Forty-Five days after arrival - 18 monthly installments of $2,650.00

* less credit of lease deposit, if paid